Exhibit 4.1

CERTIFICATE OF DESIGNATIONS,

PREFERENCES AND

RIGHTS OF SERIES F CONVERTIBLE

PREFERRED STOCK, $0.001 PAR VALUE PER SHARE

CoroWare, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation (the “Board”) on October 21, 2013 in accordance with the provisions of its Certificate of Incorporation (as amended and restated through the date hereof, the “Certificate of Incorporation”) and Bylaws.  The authorized series of the Corporation’s previously-authorized preferred stock shall have the following preferences, privileges, powers and restrictions thereof, as follows:

RESOLVED, that pursuant to the authority granted to and vested in the Board in accordance with the provisions of the Certificate of Incorporation and by-laws of the Corporation, each as amended or amended and restated through the date hereof, the Board hereby authorizes a series of the Corporation’s previously authorized preferred stock (the “Preferred Stock”), and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges, powers and restrictions thereof as follows:

I.	NAME OF THE CORPORATION

CoroWare, Inc.

II.	DESIGNATION AND AMOUNT; DIVIDENDS

A.        Designation.   The designation of said series of preferred stock shall be Series F Convertible Preferred Stock, $0.001 par value per share (the “ Series F Preferred Stock ”).

B.         Number of Shares.  The number of shares of Series F Preferred Stock authorized shall be five hundred thousand (500,000) shares.  Each share of Series F Preferred Stock shall have a stated value equal to $1.00 (as may be adjusted for any stock dividends, combinations or splits with respect to such shares) (the “Series F Stated Value”).

C.         Dividends:  Initially, there will be no dividends due or payable on the Series F Preferred Stock. Any future terms with respect to dividends shall be determined by the Board consistent with the Corporation’s Certificate of Incorporation. Any and all such future terms concerning dividends shall be reflected in an amendment to this Certificate, which the Board shall promptly file or cause to be filed.

III.            LIQUIDATION PREFERENCE.

If the Corporation shall commence a voluntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in an involuntary case under any law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the Corporation shall be entered by a court having jurisdiction in the premises in an involuntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law resulting in the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order shall be unstayed and in effect for a period of sixty (60) consecutive days and, on account of any such event, the Corporation shall liquidate, dissolve or wind up, or if the Corporation shall otherwise liquidate, dissolve or wind up, including, but not limited to, the sale or transfer of all or substantially all of the Corporation’s assets in one transaction or in a series of related transactions (a “Liquidation Event”), no distribution shall be made to the holders of any shares of capital stock of the Corporation (other than Senior Securities and Pari Passu Securities) upon liquidation, dissolution or winding up unless prior thereto the Holders of shares of Series F Preferred Stock shall have received the Liquidation Preference (as defined below) with respect to each share. If, upon the occurrence of a Liquidation Event, the assets and funds available for distribution among the Holders of the Series F Preferred Stock and Holders of Pari Passu Securities shall be insufficient to permit the payment to such holders of the preferential amounts payable thereon, then the entire assets and funds of the Corporation legally available for distribution to the Series F Preferred Stock and the Pari Passu Securities shall be distributed ratably among such shares in proportion to the ratio that the Liquidation Preference payable on each such share bears to the aggregate Liquidation Preference payable on all such shares. The purchase or redemption by the Corporation of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a liquidation, dissolution or winding up of the Corporation. Neither the consolidation or merger of the Corporation with or into any other entity nor the sale or transfer by the Corporation of substantially all of its assets shall, for the purposes hereof, be deemed to be a liquidation, dissolution or winding up of the Corporation. The Liquidation Preference with respect to any Pari Passu Securities shall be as set forth in the Certificate of Designation filed in respect thereof.

IV.              CONVERSION.

(a)	Each outstanding share of Series F Preferred Stock shall be convertible into the number of shares of the Corporation’s common stock (“Common Stock”) determined by dividing the Stated Value by the Conversion Price as defined below, at the option of the Holder in whole or in part, at any time commencing no earlier than six (6) months after the Issuance Date; provided that any conversion under this section must be made during the ten (10) day period immediately following the date on which the Corporation files with the Securities and Exchange Commission any periodic report on form 10-Q, 10-K or the equivalent form; provided further that, any conversion under this Section IV(a) shall be for a minimum Stated Value of $500.00 of Series F Preferred Stock. The Holder shall effect conversions by sending a conversion notice (the “Notice of Conversion”) in the manner set forth in Section IV(j). Each Notice of Conversion shall specify the Stated Value of Series F Preferred Stock to be converted. The date on which such conversion is to be effected (the “Conversion Date”) shall be on the date the Notice of Conversion is delivered pursuant to Section IV(j) hereof. Except as provided herein, each Notice of Conversion, once given, shall be irrevocable. Upon the entire conversion of the Series F Preferred Stock, the certificates for such Series F Preferred Stock shall be returned to the Corporation for cancellation.
(b)	Not later than ten (10) Business Days after the Conversion Date, the Corporation will deliver to the Holder (i) a certificate or certificates representing the number of shares of Common Stock being acquired upon the conversion of the Series F Preferred Stock and (ii) once received from the Corporation, the Series F Preferred Stock in principal amount equal to the principal amount of the Series F Preferred Stock not converted; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon conversion of any Series F Preferred Stock until the Series F Preferred Stock are either delivered for conversion to the Corporation or any transfer agent for the Series F Preferred Stock or Common Stock, or the Holder notifies the Corporation that such Series F Preferred Stock certificates have been lost, stolen or destroyed and provides an agreement reasonably acceptable to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith. In the case of a conversion pursuant to a Notice of Conversion, if such certificate or certificates are not delivered by the date required under this Section IV(b), the Holder shall be entitled, by providing written notice to the Corporation at any time on or before its receipt of such certificate or certificates thereafter, to rescind such conversion, in which event the Corporation shall immediately return the Series F Preferred Stock tendered for conversion.
(c)	The Conversion Price for each share of Series F Preferred Stock in effect on any Conversion Date shall be (i) eighty five percent (85%) of the average closing price of the Common Stock over the five (5) trading days immediately preceding the date of conversion, (ii) but no less than Par Value of the Common Stock. For purposes of determining the closing price on any day, reference shall be to the closing price for a share of Common Stock on such date on the NASD OTC Bulletin Board, as reported on Bloomberg, L.P. (or similar organization or agency succeeding to its functions of reporting prices).
(d)	(i)	If the Corporation, at any time while any Series F Preferred Stock are outstanding, (A) shall pay a stock dividend or otherwise make a distribution or distributions on shares of its Junior Securities (as defined below) payable in shares of its capital stock (whether payable in shares of its Common Stock or of capital stock of any class), (B) subdivide outstanding shares of Common Stock into a larger number of shares, (C) combine outstanding shares of Common Stock into a smaller number of shares, or (D) issue by reclassification of shares of Common Stock any shares of capital stock of the Corporation, the Conversion Price designated in Section IV(c) shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock of the Company outstanding before such event and of which the denominator shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this Section IV(d) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.
(ii)	If the Corporation, at any time while Series F Preferred Stock are outstanding, shall distribute to all holders of Common Stock (and not to Holders of Series F Preferred Stock) evidences of its indebtedness or assets or rights or warrants to subscribe for or purchase any security, then in each such case the Conversion Price at which each Series F Preferred Stock shall thereafter be convertible shall be determined by multiplying the Conversion Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the Per Share Market Value of Common Stock determined as of the record date mentioned above, and of which the numerator shall be such Per Share Market Value of the Common Stock on such record date less the then fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to one outstanding share of Common Stock as determined by the Board of Directors in good faith; provided, however that in the event of a distribution exceeding ten percent (10%) of the net assets of the Corporation, such fair market value shall be determined by a nationally recognized or major regional investment banking firm or firm of independent certified public accountants of recognized standing (which may be the firm that regularly examines the financial statements of the Corporation) (an “Appraiser”) selected in good faith by the Holders of a majority of the principal amount of the Series F Preferred Stock then outstanding; and provided, further, that the Corporation, after receipt of the determination by such Appraiser shall have the right to select an additional Appraiser, in which case the fair market value shall be equal to the average of the determinations by each such Appraiser. In either case the adjustments shall be described in a statement provided to the Holder and all other Holders of Series F Preferred Stock of the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.
(iii)	All calculations under this Article IV shall be made to the nearest 1/1,000th of a cent or the nearest 1/1,000th of a share, as the case may be. Any calculation resulting in a fraction shall be rounded up to the next cent or share.
(iv)	Whenever the Conversion Price is adjusted pursuant to Section IV(d)(ii) or (iii), the Corporation shall within ten (10) days after the determination of the new Fixed Conversion Price mail and fax to the Holder and to each other Holder of Series F Preferred Stock, a notice setting forth the Fixed Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.
(v)	In case of any reclassification of the Common Stock, any consolidation or merger of the Corporation with or into another person, the sale or transfer of all or substantially all of the assets of the Corporation or any compulsory share exchange pursuant to which the Common Stock is converted into other securities, cash or property, then each holder of Series F Preferred Stock then outstanding shall have the right thereafter to convert such Series F Preferred Stock only into the shares of stock and other securities and property receivable upon or deemed to be held by holders of Common Stock following such reclassification, consolidation, merger, sale, transfer or share exchange (except in the event the property is cash, then the Holder shall have the right to convert the Series F Preferred Stock and receive cash in the same manner as other stockholders), and the Holder shall be entitled upon such event to receive such amount of securities or property as the shares of the Common Stock into which such Series F Preferred Stock could have been converted immediately prior to such reclassification, consolidation, merger, sale, transfer or share exchange would have been entitled. The terms of any such consolidation, merger, sale, transfer or share exchange shall include such terms so as to continue to give to the holder the right to receive the securities or property set forth in this Section IV(d)(v) upon any conversion following such consolidation, merger, sale, transfer or share exchange. This provision shall similarly apply to successive reclassifications, consolidations, mergers, sales, transfers or share exchanges.
(vi)	If:
(A)	the Corporation shall declare a dividend (or any other distribution) on its Common Stock; or
(B)	the Corporation shall declare a special nonrecurring cash dividend on or a redemption of its Common Stock; or
(C)	the Corporation shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights; or
(D)	the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock of the Corporation (other than a subdivision or combination of the outstanding shares of Common Stock), any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property; or
(E)	the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding-up of the affairs of the Corporation;

 then the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of Series F Preferred Stock, and shall cause to be mailed and faxed to the Holders of Series F Preferred Stock at their last addresses as it shall appear upon the Series F Preferred stock register, at least thirty (30) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined, or (y) the date on which such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding-up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding-up; provided, however, that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice.

(e)	Intentionally omitted.
(f)	The Corporation covenants that all shares of Common Stock that shall be issuable hereunder shall, upon issue, be duly and validly authorized, issued and fully paid and nonassessable.
(g)	No fractional shares of Common Stock shall be issuable upon a conversion hereunder and the number of shares to be issued shall be rounded up to the nearest whole share. If a fractional share interest arises upon any conversion hereunder, the Corporation shall eliminate such fractional share interest by issuing the Holder an additional full share of Common Stock.
(h)	The issuance of certificates for shares of Common Stock on conversion of Series F Preferred Stock shall be made without charge to the Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder and the Corporation shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.
(i)	Series F Preferred Stock converted into Common Stock shall be canceled upon conversion.
(j)	Each Notice of Conversion shall be given by email to the Corporation at secretary@coroware.com no later than 4:00 pm EST. Any such notice shall be deemed given and effective upon the receipt of the email. In the event that the Corporation receives the Notice of Conversion after 4:00 p.m. EST, the Conversion Date shall be deemed to be the next Business Day. In the event that the Corporation receives the Notice of Conversion after the end of the Business Day, notice will be deemed to have been given the next Business Day.

V.	REDEMPTION

At any time after the Issuance Date through the fifth (5th) anniversary of the Issuance Date, the Company shall have the option to redeem any unconverted shares of the Series F Preferred Stock (the “Redemption”), either in part or whole, upon no less than thirty (30) days written notice (“Redemption Notice”) thereof given to the Holders thereof, at an amount equal to one hundred thirty percent (130%) of the stated value of the unconverted Series F Preferred Stock (the “Redemption Price”) plus accrued and unpaid dividends, if any. The Redemption Notice shall state the effective date of the Redemption, which date shall be established by the Company in its sole and absolute discretion.

The outstanding shares of Series F Preferred Stock shall be redeemed automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent.  Upon the effective date of the Redemption, the only rights that the holders of the Series F Preferred Stock shall have will be to receive the Redemption Price; provided that the holder of the Series F Preferred Stock surrenders or causes to be surrendered the original certificates representing the Series F Preferred Stock being redeemed, duly endorsed.  The Company shall not be obligated to deliver the Redemption Price to the holder of Series F Preferred Stock unless and until the certificates evidencing the shares of Series F Preferred Stock are either delivered to the Company or its transfer agent, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates.

No holder of Series F Preferred Stock may demand that the Series F Preferred Stock be redeemed.

VI.              RANK

The Series F Preferred Stock shall, as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, rank (i) prior to the Corporation’s Common Stock (ii) prior to any class or series of capital stock of the Corporation hereafter created that, by its terms, ranks junior to the Series F Preferred Stock (“Junior Securities”); (iii) junior to the Series B Preferred Stock and any class or series of capital stock of the Corporation hereafter created which by its terms ranks senior to the Series F Preferred Stock (“Senior Securities”); (iv) pari passu with any other series of preferred stock of the Corporation hereafter created which by its terms ranks on a parity (“Pari Passu Securities”) with the Series F Preferred Stock.

 VII.             VOTING RIGHTS

The Series F Preferred Stock shall have no voting rights.

VIII.             PROTECTION PROVISIONS

So long as any shares of Series F Preferred Stock are outstanding, the Corporation shall not, without first obtaining the unanimous written consent of the holders of Series F Preferred Stock, alter or change the rights, preferences or privileges of the Series F Preferred so as to affect adversely the holders of Series F Preferred Stock.

IX.              MISCELLANEOUS

    A.         Status of Converted or Redeemed Stock: In case any shares of Series F Preferred Stock shall be redeemed or otherwise repurchased or reacquired, the shares so redeemed, repurchased, or reacquired shall resume the status of authorized but unissued shares of preferred stock, and shall no longer be designated as Series F Preferred Stock.

B.         Lost or Stolen Certificates: Upon receipt by the Corporation of (i) evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificate(s) and (ii) in the case of loss, theft or destruction, indemnity (with a bond or other security) reasonably satisfactory to the Corporation, or in the case of mutilation, the Preferred Stock Certificate(s) (surrendered for cancellation), the Corporation shall execute and deliver new Preferred Stock Certificates. However, the Corporation shall not be obligated to reissue such lost, stolen, destroyed or mutilated Preferred Stock Certificates if the holder of Series F Preferred Stock contemporaneously requests the Corporation to convert such holder’s Series F Preferred.

C.         Waiver: Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained herein and any right of the holders of Series F Preferred granted hereunder may be waived as to all shares of Series F Preferred Stock (and the holders thereof) upon the unanimous written consent of the holders of the Series F Preferred Stock.

D.         Notices: Any notices required or permitted to be given under the terms hereof shall be sent by certified or registered mail (return receipt requested) or delivered personally, by nationally recognized overnight carrier or by confirmed facsimile transmission, and shall be effective five (5) days after being placed in the mail, if mailed, or upon receipt or refusal of receipt, if delivered personally or by nationally recognized overnight carrier or confirmed facsimile transmission, in each case addressed to a party as set forth below, or such other address and telephone and fax number as may be designated in writing hereafter in the same manner as set forth in this Section.

If to the Corporation:

CoroWare, Inc.

1410 Market Street

Kirkland, WA 98033

Attention: Lloyd Spencer;

Telephone: (800) 641-2676, x756

Facsimile: (425) 818-8990

If to the holders of Series F Preferred, to the address listed in the Corporation’s books and records.

IN WITNESS WHEREOF, the undersigned, being the Chief Executive Officer and Secretary of CoroWare, Inc., hereby declare under penalty of perjury that the foregoing is a true and correct copy of the Certificate of Designation of the Rights and Preferences of the Series F Convertible Preferred Stock of CoroWare, Inc. duly adopted by the Board of Directors of CoroWare, Inc. on October 21, 2013 and this Certificate of Designation is executed by the undersigned on behalf of CoroWare, Inc. this 21st day of October, 2013

 CoroWare, Inc.

By: _/s/ Lloyd Spencer______________________________

Lloyd Spencer, Chief Executive Officer

By: _/s/Shanna Gerrard______________________________

Shanna Gerrard, Corporate Secretary